Exhibit (e)(2)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into as of this              day of                     , 20     (the “Agreement”), by and between California Micro Devices Corporation, a Delaware corporation (the “Company”), and              (the “Indemnitee”).

WHEREAS, Indemnitee is either a member of the board of directors of the Company (the “Board of Directors”) or an officer of the Company, or both, and in such capacity or capacities, or otherwise as an Agent (as defined below) of the Company, is performing a valuable service for the Company;

WHEREAS, the Company desires the benefits of having Indemnitee serve as a member of the Board of Directors or an officer, or both, or an Agent, secure in the knowledge that any expenses, liability and/or losses incurred by him or her in his or her good faith service to the Company will be borne by the Company or its successors and assigns;

WHEREAS, Indemnitee is willing to serve or continue to serve in his or her position with the Company, or to take on additional service for or on behalf of the Company, only on the condition that he or she be indemnified as herein provided;

WHEREAS, the Company is aware that because of the increased exposure to litigation costs and risks resulting from service to corporations, talented and experienced persons are increasingly reluctant to serve or continue to serve as directors or executive officers of corporations unless they are protected by comprehensive liability insurance and indemnification;

WHEREAS, the Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and agents of a corporation at reasonable cost; and

WHEREAS, the Company’s amended and restated certificate of incorporation (the “Certificate”) and bylaws (the “Bylaws”) allow and require the Company to indemnify its directors, officers and agents to the maximum extent permitted under Delaware law.

NOW, THEREFORE, in consideration of the premises and the covenants in this Agreement, and of Indemnitee continuing to serve the Company as an Agent and intending to be legally bound hereby, the Company and Indemnitee hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Agent” shall mean any person who is or was, or who has consented to serve as a, director, officer, employee or agent of the Company or a subsidiary of the Company whether serving in such capacity or as a director, officer, employee, agent, fiduciary, joint venturer, partner, member, manager or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) either at the request of, for the convenience of, or otherwise to benefit the Company or a subsidiary of the Company.

1.2 “Change of Control” shall mean the occurrence of any of the following events after the date of this Agreement:

(a) A change in the composition of the Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company 24 months prior to such change (the “Original Directors”) or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority in the aggregate of the Original Directors who were still in office at the time of the election or nomination and directors whose election or nomination was previously so approved (the “continuing directors”);

(b) Both (i) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors; and (ii) the beneficial ownership by such person of securities representing such percentage has not been approved by a majority of the “continuing directors” (as defined above);

(c) Any “person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities;

(d) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, if such merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or less of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(e) The stockholders of the Company approve (i) a plan

of complete liquidation of the Company or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Any other provision of this Section 1.2 notwithstanding, the term “Change in Control” shall not include a transaction, if undertaken at the election of the Company, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

1.3 “Delaware Law” means the Delaware General Corporation Law, as amended and in effect from time to time or any successor or other statutes of Delaware having similar import and effect.

1.4 “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

1.5 “Expenses” shall be broadly construed and shall include, without limitation, (a) all direct and indirect costs actually and reasonably incurred, paid or accrued, (b) all attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (c) all other disbursements and out-of-pocket expenses, and (d) amounts paid in settlement, to the extent not prohibited by Delaware Law, in each case, in connection with either the investigation, settlement or appeal of a Proceeding or establishing or enforcing a right of indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

1.6 “Independent Legal Counsel” shall mean a law firm or a member of a law firm selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld) or, if there has been a Change in Control, selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), that neither is presently nor in the past five years has been retained to represent: (a) the Company or any of its subsidiaries or affiliates, or Indemnitee or any corporation of which Indemnitee was or is a director, officer, employee or agent, or any subsidiary or affiliate of such a corporation, in any matter material to either party, or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or

Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

1.7 “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments (including punitive and exemplary damages), fines, ERISA or other excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with or in respect of any of the foregoing).

1.8 “Proceeding” shall mean any pending, threatened or completed action, claim, hearing, suit, arbitration, or any other proceeding, whether civil, criminal, arbitrative, administrative, investigative, or any alternative dispute resolution mechanism, whether formal or informal, including without limitation any such Proceeding brought by or in the right of the Company.

2. Employment Rights and Duties. Subject to any other obligations imposed on either of the parties by contract or by law, and with the understanding that this Agreement is not intended to confer employment rights on either party which they did not possess on the date of its execution, Indemnitee agrees to serve as a director or officer so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate and Bylaws of the Company or any subsidiary of the Company and until such time as he or she resigns or fails to stand for election or until his or her employment terminates. Indemnitee may from time to time also perform other services at the request, or for the convenience of, or otherwise benefiting the Company. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in any such position.

3. Indemnification. Subject to the limitations set forth herein and in Section 9 hereof, the Company hereby agrees to indemnify Indemnitee as follows:

The Company shall indemnify Indemnitee to the fullest extent authorized or permitted by Delaware Law and the provisions of the Certificate and Bylaws of the Company in effect on the date hereof, and as Delaware Law, the Certificate and Bylaws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Delaware Law, the Certificate and/or Bylaws permitted the Company to provide before such amendment). The right to indemnification conferred in the Certificate and the Bylaws shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Company as a director or officer and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by the Certificate and Bylaws and this Section 3, and in addition to any other rights of indemnification which Indemnitee may have, the Company hereby agrees to indemnify and hold harmless Indemnitee if and whenever he or she is or was a witness or party, or is threatened to be made a witness or a party, to any Proceeding, including without limitation any Proceeding brought by or in the right of the Company, by reason of the fact that he or she is or was an Agent or by reason of anything done or not done, or alleged to have been done or not done, by him or her in such capacity, against all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 4, 5 and 7 below. Notwithstanding the foregoing, the Company shall be required to indemnify Indemnitee in connection with a Proceeding commenced by Indemnitee (other than a Proceeding commenced by Indemnitee to enforce Indemnitee’s rights under this Agreement) only if the commencement of such Proceeding was authorized by the Board of Directors.

4. Payment of Expenses.

4.1 All Expenses incurred by or on behalf of Indemnitee shall be advanced by the Company to Indemnitee within 20 days after the receipt by the Company of a written request for such advance which may be made from time to time, whether prior to or after final disposition of a Proceeding (unless there has been a final determination by a court of competent jurisdiction or decision of an arbitrator that Indemnitee is not entitled to be indemnified for such Expenses). Indemnitee’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking a determination, an adjudication or an award in arbitration pursuant to this Agreement. The written requests shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith. In the event that such written request shall be accompanied by an affidavit of counsel to Indemnitee to the effect that such counsel has reviewed such expenses and that such expenses are reasonable in such counsel’s view, then such expenses shall be deemed reasonable in the absence of clear and convincing evidence to the contrary. Indemnitee hereby undertakes to repay to the Company the amounts advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement.

4.2 Notwithstanding any other provision in this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

5. Procedure for Determination of Entitlement to Indemnification.

5.1 Whenever Indemnitee believes that Indemnitee is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification (the “Indemnification Request”) to the Company to the attention of the President with a copy to the Secretary. This request shall include documentation or information which is necessary for the determination of entitlement to indemnification and which is reasonably available to Indemnitee. In any event, Indemnitee shall submit Indemnitee’s claim for indemnification within a reasonable time, not to exceed five (5) years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final termination, whichever is the later date for which Indemnitee requests indemnification. The President or the Secretary shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors in writing that Indemnitee has made such request for indemnification. Determination of Indemnitee’s entitlement to indemnification shall be made no later than 60 days after receipt of the Indemnification Request, provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.

5.2 The Company shall be entitled to select the forum in which Indemnitee’s entitlement to indemnification will be heard; provided, however, that if there is a Change in Control of the Company, Independent Legal Counsel shall determine whether Indemnitee is entitled to indemnification. The Company shall notify Indemnitee in writing as to the forum selected, which selection shall be any one of the following:

(a) A majority vote of Disinterested Directors even though less than a quorum.

(b) A written opinion of Independent Legal Counsel, a copy of which shall be furnished to the Company, the Indemnitee and each member of the Board of Directors.

(c) A majority vote of the stockholders of the Company at a meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon.

(d) The court in which the Proceeding is or was pending upon application by Indemnitee.

The Company agrees to bear any and all Expenses incurred by Indemnitee or the Company in connection with the determination of Indemnitee’s entitlement to indemnification in any of the above forums.

6. Presumptions and Effect of Certain Proceedings. No initial finding by the Board of Directors, its counsel, Independent Legal Counsel, arbitrators or the stockholders shall be effective to deprive Indemnitee of the protection of this indemnity, nor shall a court or other forum to which Indemnitee may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. No initial determination, in whole or in part, that Indemnitee is not entitled to indemnification shall create a presumption in any judicial proceeding or arbitration that Indemnitee has not met the applicable standard of conduct for, or is otherwise not entitled to, indemnification. If the person or persons empowered to make the determination shall have failed to make the requested determination within 60 days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding, or any other event which could enable the Company to determine the Indemnitee’s entitlement to indemnification, the required determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to indemnification under this Agreement, absent (a) misrepresentation or omission of a material fact by the Indemnitee in the request for indemnification or (b) a specific finding that all or any part of such indemnification is expressly prohibited by law or this Agreement. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (i) adversely affect the rights of Indemnitee to indemnification except as indemnification may be expressly prohibited under this Agreement, or (ii) establish a presumption with regard to any factual matter relevant to determining Indemnitee’s rights to indemnification hereunder.

7. Remedies of Indemnitee in Cases of Determination Not to Indemnify or to Advance Expenses.

7.1 In the event that (a) an initial determination is made that Indemnitee is not entitled to indemnification, (b) advances for Expenses are not made when and as required by this Agreement, (c) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (d) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of his or her entitlement to such indemnification or advance. Alternatively, unless court approval is required by law for the indemnification sought by Indemnitee, Indemnitee at Indemnitee’s option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association now in effect, which award is to be made within 90 days following the filing of the demand for arbitration. Except as set forth herein, the provisions of Delaware law shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or arbitration award. In any such proceeding or arbitration, Indemnitee shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement and the Company shall have the burden of proof to overcome that presumption.

7.2 In the event that a determination that Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 5 hereof, the decision in the judicial proceeding or arbitration provided in Section 7.1 shall be made de novo and Indemnitee shall not be prejudiced by reason of an initial determination that Indemnitee is not entitled to indemnification.

7.3 If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in the absence of (a) a misrepresentation or omission of a material fact by Indemnitee in the request for indemnification or (b) a specific finding (which has become final)

by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by law.

7.4 The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult of proof, and further agree that such breach would cause Indemnitee irreparable harm. Accordingly, the Company and Indemnitee agree that Indemnitee shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Company and Indemnitee further agree that Indemnitee shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Company, and the Company acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

7.5 The Company shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

7.6 All Expenses incurred by Indemnitee in connection with his or her request for indemnification under, seeking enforcement of, or recovery of damages for breach of, this Agreement shall be borne and advanced by the Company.

8. Other Rights to Indemnification. Indemnitee’s rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under applicable law, the Certificate, the Bylaws, agreement, vote of stockholders or Disinterested Directors, insurance or other financial arrangements, or otherwise.

9. Limitations on Indemnification. No indemnification pursuant to Section 3 shall be paid by the Company nor shall Expenses be advanced pursuant to Section 4:

9.1 Insurance. To the extent that Indemnitee has received reimbursement pursuant to such liability insurance as may exist for Indemnitee’s benefit. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company. Indemnitee shall reimburse the Company for any sums he or she receives as indemnification from other sources to the extent of any amount paid to him or her for that purpose by the Company;

9.2 Section 16(b). On account and to the extent of any wholly or partially successful claim against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law;

9.3 Section 304 Forfeiture. On account and to the extent of any wholly or partially successful claim against Indemnitee that such amounts include amounts paid in bonus or other incentive-based or equity-based compensation, or profits from the sale of securities, that the Indemnitee is required to reimburse to the Company under Section 304 of the Sarbanes-Oxley Act of 2002;

9.4 Unauthorized Settlements. Provided there has been no Change in Control, for Liabilities in connection with Proceedings settled without the Company’s consent, which consent, however, shall not be unreasonably withheld;

9.5 Unlawful Indemnification. To the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to Indemnitee; or

9.6 Indemnitee’s Proceedings. Except as otherwise expressly provided in this Agreement, in connection with all or any part of a Proceeding which is initiated or maintained by or on behalf of Indemnitee, or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other Agents, unless (a) such indemnification is expressly required to be made by Delaware Law, (b) the Proceeding was authorized by a majority of the Disinterested Directors, (c) there has been a Change of Control, or (d) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware Law.

10. Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as Indemnitee shall be subject to any possible Proceeding subject to indemnification by reason of the fact that he or she is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution. This Agreement shall be binding upon the Company and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11. Notice by Indemnitee and Defense of Claims. Indemnitee agrees promptly to notify the Company in writing upon being notified of any matter which may be subject to indemnification hereunder or upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, arbitrative, administrative or investigative; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee if such omission does not actually prejudice the Company’s rights and, if such omission does prejudice the Company’s rights, it will relieve the Company from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding:

(a) The Company will be entitled to participate therein at its own expense;

(b) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided, however, that the Company shall not be entitled to assume the defense of any Proceeding if there has been a Change in Control. After notice from the Company to Indemnitee of its election so to assume the defense thereof and the assumption of such defense, the Company will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with Indemnitee’s defense except as otherwise provided below. Indemnitee shall have the right to employ his or her counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof and the assumption of such defense shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or that the Company’s counsel may not be adequately representing Indemnitee or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company; and

(c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent. The Company shall not settle any action or claim in any manner which would impose any limitation or penalty on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold its or his or her consent to any proposed settlement.

12. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

13. Maintenance of Insurance. The Company represents that it presently has in place certain directors’ and officers’ liability insurance policies covering its directors and officers. Subject only to the provisions within this Section 13, the Company agrees that so long as Indemnitee shall have consented to serve or shall continue to serve as a director or officer of the Company, or both, or as an Agent of the Company, and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company will use all reasonable efforts to maintain in effect for the benefit of Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance from established and reputable insurers, providing, in all respects, coverage both in scope and amount which is no less favorable than that provided by such preexisting policies. Notwithstanding the foregoing, the Company shall not be required to maintain said policies of directors’ and officers’ liability insurance during any time period if during such period such insurance is not reasonably available or if it is determined in good faith by the then directors of the Company either that:

(a) The premium cost of maintaining such insurance is substantially disproportionate to the amount of coverage provided thereunder; or

(b) The protection provided by such insurance is so limited by exclusions, deductions or otherwise that there is insufficient benefit to warrant the cost of maintaining such insurance.

Anything in this Agreement to the contrary notwithstanding, to the extent that and for so long as the Company shall choose to continue to maintain any policies of directors’ and officers’ liability insurance during the period described in this Section 13, the Company shall maintain similar and equivalent insurance for the benefit of Indemnitee during such period (unless such insurance shall be less favorable to Indemnitee than the Company’s existing policies).

14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15. Miscellaneous Provisions.

15.1 Severability; Partial Indemnity. If any provision or provisions of this Agreement (or any portion thereof) shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever:

(a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Liabilities of any type whatsoever incurred by him or her in the investigation, defense, settlement or appeal of a Proceeding but not entitled to all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which it has been determined pursuant to Section 5 hereof that Indemnitee is not entitled.

15.2 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

15.3 Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

15.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

15.5 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless executed in writing.

15.6 Mutual Acknowledgement. The Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying or advancing Expenses to Indemnitee under this Agreement or otherwise.

15.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) one business day after being deposited with a nationally recognized overnight courier service, (iii) three business days after being deposited in the U.S. Mail, certified or registered mail, return receipt requested, or (iv) one business day after being sent by facsimile (with receipt acknowledged):

(a) If to Indemnitee, to the address set forth on the signature page hereof;

(b) If to the Company, to:

California Micro Devices Corporation

490 N. McCarthy Blvd., No. 100

Milpitas, CA 95035

Attention: President

Facsimile: 408-942-9505

With a copy to:

Stephen M. Wurzburg

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Facsimile: 866-741-1919

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

15.8 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

[Remainder of Page Left Intentionally Blank]

15.9 Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

15.10 Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understanding between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Sections 2 and 8 hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Indemnitee has executed this Agreement as of the date first above written.

California Micro Devices Corporation

By:
Name: Robert V. Dickinson
Title: President and CEO

Indemnitee

Name:
Address:

Facsimile: ( ) -